Exhibit 99.1 to NMI Form 8-K 4-16-2014

NMI Health Settles Legal Dispute with Applied Nanoscience

Company Provides Corporate Update

FISHKILL, N.Y., April 16, 2014 -- NMI Health Inc. (NMI or the Company) (NANM) today announced that it had entered into a settlement agreement with Applied Nanoscience to end over three years of litigation. NMI had been facing a $601,041 judgment to pay Applied Nanoscience in principal, interest and attorney fees awarded in August 2013. Terms of the settlement were not disclosed.

Separately, NMI announced that Michael Marx has returned as CFO and director and that Dr. Marc Kahn has returned as a director. Also, the company’s auditors have been instructed to bring NMI’s financial statements current so the Company can bring its Securities and Exchange periodic report filings up to date. Lastly, the company’s corporate website is back online (www.nmihealth.com). The company also expects to have its e commerce website online in the near future.

“We have started working with fabric mills in both the U.S. and Canada to produce soft surface hospital clothing in order to expedite the roll out of our Antimicrobial Hospital Fabrics and Textiles product lines   in the U.S. and international markets, and continue to expand our product line for both the medical and healthy home markets” said Eddie Suydam, President and CEO, NMI. “Having successfully settled the judgment that was pending against us, we can now refocus our efforts towards marketing our products in order to grow our revenues.”

About NMI Health

NMI Health is a healthcare product development and distribution company providing innovative and cost effective emergency and critical care and infection control products to a variety of market segments within the healthcare industry. Our customers range from hospitals, emergency services, surgery centers, long-term care facilities, nursing homes and other clinical settings throughout the healthcare continuum.  www.nmihealth.com

Safe Harbor Statement

This release may contain statements that are forward-looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. NMI does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future plans and results of the companies could differ significantly from such forward-looking statements.

Contact:

For further information:Ed Suydam, Chief Executive Officer, NMI(914) 760-7857 eds@nmihealth.com